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EXHIBIT 4.5

                         AMERITRADE HOLDING CORPORATION,

                         ARROW STOCK HOLDING CORPORATION

                                       and

                              THE BANK OF NEW YORK
                                   as Trustee



                          SECOND SUPPLEMENTAL INDENTURE

                           Dated as of August 30, 2002



               Supplement to Indenture dated as of August 4, 1999

                                  $200,000,000

             5.75% Convertible Subordinated Notes due August 1, 2004
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      SECOND SUPPLEMENTAL INDENTURE, dated as of August 30, 2002 by and between
AMERITRADE HOLDING CORPORATION, a Delaware corporation ("Ameritrade"), ARROW STOCK HOLDING CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Ameritrade ("Arrow"),and THE BANK OF NEW YORK, a New York banking corporation, as Trustee under the Indenture (as hereinafter defined) (the "Trustee").

                                    RECITALS

      WHEREAS, Ameritrade and the Trustee have as of August 4, 1999 entered into an Indenture (the "Indenture", all capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Indenture) providing for the issuance by Ameritrade from time to time of its Securities to be issued in one or more Series as may from time to time be authorized by supplemental indenture.

      WHEREAS, 5.75% Convertible Subordinated Notes due August 1, 2004 (the "Notes") have been issued pursuant to a First Supplemental Indenture, dated as of August 4, 1999, by and between Ameritrade and the Trustee (the "First Supplemental Indenture");

      WHEREAS, Ameritrade, Arrow, Arrow Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Arrow ("Ameritrade Merger Sub"), Dart Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Arrow ("Datek Merger Sub"), and Datek Online Holdings Corp., a Delaware corporation ("Datek"), have entered into a Second Amended and Restated Agreement and Plan of Merger, dated as of July 26, 2002 (the "Merger Agreement");

      WHEREAS, pursuant to the Merger Agreement Ameritrade will merge with and into Ameritrade Merger Sub, after which Ameritrade will be the surviving entity and a wholly owned subsidiary of Arrow (the "Ameritrade Merger"), and Datek will merge with and into Datek Merger Sub after which Datek will be the surviving entity and a wholly owned subsidiary of Arrow;

      WHEREAS, Ameritrade stockholders will receive, as consideration under the Ameritrade Merger, one share of Arrow common stock, $0.01 par value per share ("Arrow Common Stock"), in exchange for each share of Class A common stock of Ameritrade, $0.01 par value per share ("Ameritrade Common Stock"), held by Ameritrade stockholders prior to the Ameritrade Merger;

      WHEREAS, Arrow, Ameritrade and the Trustee deem it advisable to enter into this Second Supplemental Indenture, pursuant to Section 5.1 of the Indenture and
Section 2.12 of the First Supplemental Indenture, for the purpose of Arrow assuming all of the obligations of Ameritrade under the Indenture and the First Supplemental Indenture and substituting the Arrow Common Stock for the Ameritrade Common Stock issuable upon conversion of the Notes;

      WHEREAS, the execution and delivery of this Second Supplemental Indenture has been authorized by a Board Resolution;
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      WHEREAS, concurrent with the execution hereof, Ameritrade has delivered an
Officers' Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel; and

      WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of Arrow in accordance with its terms have been done, and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

      NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

      It is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1 - EFFECT OF THE AMERITRADE MERGER

      1.1 Assumption of Ameritrade Obligations

      Arrow hereby assumes all of the obligations of Ameritrade under the Notes, the Indenture and the First Supplemental Indenture as of the effective time of the Ameritrade merger.

      1.2 Conversion Rights

      The Holder of each Note outstanding at the effective time of the Ameritrade Merger shall have the right thereafter, during the period such Note shall be convertible as specified in Section 2.2 of the First Supplemental Indenture, to convert such Note only into the kind and amount of securities, cash and other property receivable upon the Ameritrade Merger by a holder of the number of shares of Ameritrade Common Stock into which such Note might have been converted immediately prior to the Ameritrade Merger, assuming such holder of Ameritrade Common Stock is not a Person with which Ameritrade consolidated or into which Ameritrade merged or which merged into Ameritrade (a "Constituent Person"), or an Affiliate of a Constituent Person.

ARTICLE 2 - MISCELLANEOUS

      2.1 Continuance in Force.

      The Indenture and First Supplemental Indenture shall remain in full force and effect and are hereby ratified and confirmed, except as specifically amended and supplemented by, or to the extent inconsistent with, this Second Supplemental Indenture.

      2.2 Benefits of Second Supplemental Indenture.

      Nothing contained in this Second Supplemental Indenture shall or shall be construed to confer upon any person other than a Holder of the Notes, Arrow, Ameritrade and the Trustee any
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right or interest to avail itself or himself, as the case may be, of any benefit under any provision of the Indenture, the First Supplemental Indenture or this Second Supplemental Indenture, except for Holders of Senior Indebtedness as provided in Article 7 of the First Supplemental Indenture.

      2.3 Effective Date.

      This Second Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

      2.4 Counterparts.

      This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

      2.5 Trustee

      The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture, and the recitals and statements herein are deemed to be those of Ameritrade and Arrow and not of the Trustee.
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      IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

                               AMERITRADE HOLDING CORPORATION


                               By:  /s/ John R. MacDonald
                                    --------------------------------------------
                                        Name:    John R. MacDonald
                                        Title:   Executive Vice President, Chief
                                                 Financial Officer and Treasurer


                               ARROW STOCK HOLDING CORPORATION


                               By:  /s/ John R. MacDonald
                                    --------------------------------------------
                                        Name:    John R. MacDonald
                                        Title:   Treasurer


                               THE BANK OF NEW YORK


                               By:  /s/ Van K. Brown
                                    --------------------------------------------
                                        Name:    Van K. Brown
                                        Title:   Vice President